UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                           FORM 8-K/A

                AMENDMENT NO. 1 TO CURRENT REPORT
                      DATED OCTOBER 16, 1998


                 Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934

                Date of Report:  November 2, 1998



                 Commission File Number 1-13159
                           ENRON CORP.
     (Exact name of registrant as specified in its charter)


            Oregon                            47-0255140
(State or other jurisdiction of      (I.R.S. Employer Identification
incorporation or organization)                 Number)


        Enron Building
      1400 Smith Street
        Houston, Texas                          77002
(Address of principal executive               (Zip Code)
           Offices)


                           (713) 853-6161
        (Registrant's telephone number, including area code)








                          1 of 39

                  ENRON CORP. AND SUBSIDIARIES

The undersigned registrant hereby amends the following items of its Current Report on Form 8-K dated October 16, 1998, as set forth in the pages attached hereto:

Item 7.      Financial Statements and Exhibits.

   (a) Financial Statements of Acquired Business -
                     Wessex Water Plc

          Report of Independent Public Accountants

          Group Profit and Loss Accounts -
           Year Ended March 31, 1998 and 1997

          Group Balance Sheets -
           March 31, 1998 and 1997

          Group Cash Flow Statements -
           Year Ended March 31, 1998 and 1997

          Group Statements of Total Recognized Gains and Losses -
           Year Ended March 31, 1998 and 1997

          Notes to Financial Statements

   (b) Unaudited Pro Forma Financial Statements -
         Enron Corp. Pro Forma Consolidated Financial Statements
          (Unaudited)

         Pro Forma Consolidated Balance Sheet -
          June 30, 1998

         Pro Forma Consolidated Statements of Income -
          Year Ended December 31, 1997
          Six Months Ended June 30, 1998

         Notes to Pro Forma Consolidated Financial Statements

   (c) Exhibits
         23 - Consent of Coopers & Lybrand

WESSEX WATER - STATUTORY ACCOUNTS FOR 1997 AND 1998

REPORT OF INDEPENDENT ACCOUNTANTS

We have audited the consolidated balance sheets of Wessex Water Plc as at March 31, 1998 and 1997, and the consolidated profit and loss accounts, statements of total recognized gains and losses and cash flows of Wessex Water Plc for each of the years in the two year period ended March 31, 1998, all expressed in pounds sterling and prepared on the basis set forth in Note 1 to the consolidated financial statements. As described in Note 39, these financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which are substantially the same as auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wessex Water Plc as at March 31, 1998 and 1997, and the consolidated profits, total recognized gains and losses and cash flows of Wessex Water Plc for each of the two years in the period ended March 31, 1998 in accordance with generally accepted accounting principles in the United Kingdom.

The financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom, which differ in certain significant respects from those generally accepted in the United States. The effects of the major differences in the determination of net income and shareholders' equity are shown in Note 38 to the financial statements.




Coopers & Lybrand
Chartered Accountants
Bristol, England
June 9, 1998, except for the information set out in Notes 37 and 38, for which the date is October 29, 1998

GROUP PROFIT AND LOSS ACCOUNT

For the year to 31 March 1998 and 1997


                                              Notes     1997     1998
                                                         Lm       Lm

Turnover                                        2       254.3    266.0

Operating profit                                2       129.7    137.8

Share of results of associated undertakings     5        12.6     11.5

Profit on ordinary activities before interest           142.3    149.3
Net interest receivable/(payable)               6         2.7    (10.3)

Profit on ordinary activities before taxation           145.0    139.0
Taxation on profit on ordinary activities       7       (24.0)   (23.2)
Utility tax                                     7           -    (98.9)

Profit attributable to shareholders                     121.0     16.9
Dividends (including non-equity)                8       (47.1)   (53.1)

Transfer to reserves                           22        73.9    (36.2)



Earnings per ordinary share                     9        52.2p     3.7p

Fully diluted earnings per ordinary share      10        43.5p     3.9p

Earnings per ordinary share before utility tax  9        52.2p    50.5p

Fully diluted earnings per ordinary share
 before utility tax                            10        43.5p    50.0p

Dividend per ordinary share                     8        18.0p    20.6p





The group's turnover and operating profit were generated from continuing activities.

GROUP BALANCE SHEETS

At 31 March 1998 and 1997

                                         Notes   1997    1998
                                                  Lm      Lm

Fixed assets

Tangible assets                          11    1,021.5  1,099.4
Investments                              12       63.6     69.5
                                               1,085.1  1,168.9
Current assets

Stock and work in progress               13       10.4      1.1
Debtors                                  14       52.3     53.4
Listed investments                       15        0.7      0.7
Cash investments                         16       40.3      1.1
                                                 103.7     56.3

Creditors - amounts falling due
 within one year                         17     (196.0)  (277.7)

Net current liabilities                          (92.3)  (221.4)

Total assets less current liabilities            992.8    947.5

Creditors - amounts falling due after
 more than one year                      18     (124.4)  (103.1)

Provisions for liabilities and charges   19       (5.3)    (8.1)

Deferred income                          20      (23.5)   (22.9)

Net assets                                2      839.6    813.4

Capital and reserves

Called up share capital                  21      280.2    282.1
Capital redemption reserve               22       30.5     30.5
Share premium account                    22       22.4     25.7
Profit and loss account                  22      506.5    475.1

Shareholders' funds                      23      839.6    813.4





Shareholders' funds comprise:

Equity shareholders' funds                       685.1    658.9
Non-equity shareholders' funds           23      154.5    154.5

                                                 839.6    813.4

GROUP CASH FLOW STATEMENT

For the year to 31 March 1998 and 1997

                                                Notes  1997     1998
                                                        Lm       Lm

Net cash inflow from operating activities         24   146.2    165.4

Returns on investments and servicing of finance   25    (5.7)   (13.3)

Taxation                                               (13.6)   (52.7)

Utility tax                                        7       -    (49.4)

Capital expenditure and financial investment      26   (75.5)  (100.8)

Acquisitions and disposals                        27       -      1.4

Equity dividends paid                                  (29.8)   (32.2)

Cash inflow/(outflow) before use of liquid
 resources and financing                                21.6    (81.6)

Management of liquid resources                    28   160.9     40.3

Financing                                         29  (189.9)    45.3

(Decrease)/increase in cash in the period               (7.4)     4.0


Reconciliation of cash movement to the movement in net debt

(Decrease)/increase in cash - above                     (7.4)     4.0

Movement in liquid resources                      28  (160.9)   (40.3)

Movement in loans and leases                      29     8.3    (41.3)

Movement in net debt                              30  (160.0)   (77.6)

Opening net funds/(debt)                          30    61.6    (98.4)

Closing net debt                                  30   (98.4)  (176.0)

STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES

For the year to 31 March 1998 and 1997
                                                  1997    1998
                                                   Lm      Lm

Profit attributable to shareholders               121.0    16.9

Advance corporation tax on repurchase of
 ordinary shares                                  (35.2)      -

Foreign exchange difference                         0.1    (0.2)

Total recognised gains relating to the year        85.9    16.7

NOTES TO THE WESSEX GROUP ACCOUNTS


1 Accounting policies

a.  Basis of preparation

    The accounts have been prepared under the historic cost convention and in accordance with applicable accounting standards in the United Kingdom and, except for the treatment of certain grants and contributions (see note 1g) in accordance with the Companies Act 1985.

    The symbol "L" in these consolidated financial statements refer to British Pounds Sterling.

    References to "the group" and to "Wessex" should be read as reference to Wessex Water Plc and its subsidiaries.

b.  Basis of consolidation

    The consolidated accounts incorporate the audited accounts of Wessex Water Plc and all its subsidiary undertakings.

c.  Associated undertakings

    The accounts incorporate the group's share of the results of associated undertakings, where material. The consolidated profit and loss account incorporates the group's share of profits less losses and the group's share of net assets is included in the consolidated balance sheet.

d.  Turnover

    Turnover represents income receivable in the ordinary course of business, excluding VAT, for services provided to external customers.

e.  Tangible fixed assets and depreciation

    Tangible fixed assets comprise infrastructure assets and other assets.

     i Infrastructure assets comprise a network of systems of mains and sewers, impounding and pumped raw water storage reservoirs, dams, sludge pipelines, sea outfalls and infrastructure investigations and studies. Expenditure on infrastructure assets relating to enhancements of the network is treated as additions which are included at cost after deducting connection charges and grants. Expenditure on maintaining the operating capability of the network in accordance with defined standards of service is charged as an operating cost. The timing of the expenditure may fluctuate from the planned service level, and consequently accruals or deferrals are made in respect of infrastructure renewals expenditure. No depreciation is charged on infrastructure assets because the network of systems is required to be maintained in perpetuity and therefore has no finite economic life.

     ii Other assets include properties, plant and equipment and are shown at cost less accumulated depreciation.

        Freehold land is not depreciated. Other assets are depreciated evenly over their estimated economic lives, which are principally as follows:

        Buildings and operational structures    15 - 80 years
        Plant machinery and vehicles             3 - 30 years
        Other assets                             4 - 15 years

f.  Leased assets

    Where assets are financed by leasing arrangements which transfer substantially all the risks and rewards of ownership of an asset to the lessee (finance leases), the assets are treated as if they had been purchased and the corresponding capital cost is shown as an obligation to the lessor. Leasing payments are treated as consisting of a capital element and finance costs, the capital element reducing the obligation to the lessor and the finance charge being written off to the profit and loss account over the period of the lease in reducing amounts in relation to the outstanding obligations. The assets are depreciated over the shorter of their estimated useful lives and the period of the lease.

    All other leases are regarded as operating leases. Rental costs arising under operating leases are written off in the year they are incurred.

g.  Grants and contributions

    Grants and contributions in respect of specific expenditure on non-infrastructure fixed assets are treated as deferred income and recognised in the profit and loss account over the expected useful economic lives of the related assets.

    Grants and contributions relating to infrastructure assets have been deducted from the cost of those assets. This is not in accordance with the Companies Act 1985 which requires assets to be stated at their purchase price or production cost, without deduction of grants and contributions which would be accounted for as deferred income. The departure from the requirements of the Act is, in the opinion of the directors, necessary to give a true and fair view. This is because infrastructure assets are not depreciated and accordingly the related grants and contributions would not be recognised through the profit and loss account. The effect on the value of fixed assets is disclosed in note 11.

h.  Investments

    Investments held as fixed assets are stated at cost less any provisions for permanent diminution in value. Those held as current assets are stated at the lower of cost and net realisable value.

i.  Stock and work in progress

    Stock and work in progress are stated at the lower of cost and net realisable value. In respect of work in progress, cost includes labour, materials and attributable overheads.

    Long term contract turnover and profit are recognised according to the value of work done. Where amounts received are different from the turnover recognised, they are included in debtors or creditors according to the circumstances of each individual contract.

j.  Foreign currency

    All transactions of UK companies denominated in foreign currencies are translated into sterling at the actual rates of exchange ruling at the dates of the transactions. Foreign currency balances are translated into sterling at the rates of exchange ruling at the balance sheet date.

    The results of overseas subsidiaries are translated at average rates of exchange for the year. Differences arising from the translation of retained profits at closing rates are taken to reserves, as are differences on the translation of opening balance sheets and foreign currency funding.

k.  Interest rate instruments

    Interest rate instruments are used to hedge against interest rate movements on the group's external financing. Interest payable or receivable is accounted for on an accruals basis over the life of the hedge.

l.  Research and development

    Research and development expenditure is written off in the year in which it is incurred.

m.  Acquisition accounting

    Goodwill arising on acquisition, being the excess of purchase consideration over the fair value of assets and liabilities acquired, is eliminated immediately against reserves.

n.  Taxation

    The charge for taxation is based on the profit for the period adjusted in accordance with tax legislation. Tax deferred or accelerated is accounted for in respect of all material timing differences to the extent that it is probable that a liability or asset will crystallise. Timing differences arise from the inclusion of items of income and expenditure in tax computations in periods different from those in which they are included in the accounts. Provision is made at the rate which is expected to apply when the liability or asset crystallises.

o.  Pensions

    The cost of providing benefits is charged to the profit and loss account on a basis designed to spread the cost over the expected average service lives of employees. Differences between the amounts funded and amounts charged to the profit and loss account are treated either as provisions or prepayments in the balance sheet. The pension schemes are of the defined benefit type, which are externally funded and valued by an independent actuary.


2  Segmental analysis

                                               1997     1998
                                                Lm       Lm
   Analysis by class of business

a. Turnover

   Water supply                                 82.1     84.7
   Waste treatment                             172.2    181.3
                                               254.3    266.0
b. Operating profit

   Water supply                                 32.6     34.2
   Waste treatment                              97.1    103.6
                                               129.7    137.8

   Operating profit by class of business is determined after allocating central costs on the basis of estimated time spent on each class of business. The share of results of associated undertakings and net interest payable cannot be allocated to class of business.

c. Net assets

                                               1997     1998
                                                Lm       Lm

   Water supply                                299.1    325.0
   Waste treatment                             596.2    649.1
                                               895.3    974.1
   Interest bearing operating assets           (55.7)  (160.7)
                                               839.6    813.4

   Interest bearing operating assets include cash, loans, taxation, interest and dividends payable.

3  Operating profit

a. Operating profit is shown after charging/(crediting) the following items:

                                               1997    1998
                                                Lm      Lm
   Operational costs
   Manpower costs (note 4)                      25.0   23.1
   Materials and consumables                    22.4   23.8
   Other operational costs                      37.4   38.7
                                                84.8   85.6
   Depreciation
   Depreciation                                 29.0   30.8
   Amortisation of grants and contributions     (0.7)  (0.7)
   Loss on disposals of fixed assets             0.8    1.5
                                                29.1   31.6

   Infrastructure renewals charge (note 19)     10.7   11.0

   Total costs                                 124.6  128.2

b. Operational costs include:

                                                  1997   1998
                                                   Lm     Lm

   Operating leases for plant and machinery         0.8   0.8
   Other operating leases                           0.3   0.3
   Research and development                         0.4   0.2
   Directors' remuneration (note 4)                 0.6   0.9
   Audit fees (Company L25,000)                     0.1   0.1
   Fees to auditors for other professional advice   0.2     -

4  Employment costs

a. Total employment costs of the group:

                                                  1997    1998
                                                   Lm      Lm

   Wages and salaries                              30.3   29.0
   Social security costs                            2.4    2.2
   Other pension costs                              3.2    2.6
                                                   35.9   33.8

b. Total employment costs are charged as follows:

                                                  1997    1998
                                                   Lm      Lm

   Capital schemes                                  9.4    9.5
   Infrastructure renewals expenditure              1.5    1.2
   Manpower costs                                  25.0   23.1
                                                   35.9   33.8

                                                      1997   1998
c. Full time equivalent employees including
   executive directors at 31 March                   1,451   1,378

   Monthly average number during the financial year  1,460   1,414

d. Directors' remuneration

   i Fees, salaries, performance related bonuses and benefits in kind

                                               1997   1998
                                               Total  Total
                                               L000   L000

       W N Hood                                 202    206
       C F Skellett                             184    200
       C J Bishop                                 -    114
       E J Gawith                                 -    118
       N A W Wheatley                           162    172
       P A Barrett                               14     18
       E G Falkman                                -     18
       Sir Terry Heiser                          17     18
       R D Kent *                                17     18
       Lord McGowan *                            17     18

                                                613    900

     * Fees in respect of R D Kent and Lord McGowan were paid to their principal employers.

   ii  Highest paid director

       The highest paid director was W N Hood. His aggregate emoluments consisting of salary, performance related bonus and benefits in kind are shown above, pension details are shown below.

   iii Pension benefits

                      Accrued       Increase in     Transfer value
                     pension at   accrued pension    of increase
                       31.3.98     during year       during year
                        L000          L000               L000

       W N Hood          80              8               102
       C F Skellett      96             10               133
       C J Bishop        42              4                42
       E J Gawith        29              6                62
       N A W Wheatley    58             10               135

       The accrued pension is the annual amount to which the director would be entitled, at his or her normal retirement date, based on pensionable service to 31 March 1998.

       The increase in accrued pension during the year, compares the accrued pension at 31 March 1998 with the amount at 31 March 1997, adjusted for inflation.

       The transfer value is the amount calculated in accordance with actuarial guideline note GN11, required to provide the level of increase in accrued pension, less directors' individual contributions.

       In addition to the accrued pension C F Skellett and C J Bishop are entitled, under the Wessex Water Mirror Image Pension Scheme, to lump sum payments at normal retirement date of L235,000 and L114,000 respectively. The increases in these lump sums, over inflation, during the year were L19,000 and L11,000, with transfer values of L20,000 and L9,000 respectively.

   iv  Share options

       Details of the gain on exercise of share options are shown in note 21e.

5  Share of results of associated undertakings

   The financial statements incorporate Wessex Water Plc's share of the results of Wessex Waste Management Ltd (trading as UK Waste) for the 12 months to 31 March 1998. The accounting reference date of Wessex Waste Management Ltd is 31 December.

                                              1997     1998
                                               Lm       Lm
   UK Waste
     Turnover                                 150.0    173.7
     Operating costs                         (125.3)  (151.6)

     Operating profit                          24.7     22.1
     Interest receivable                        0.4      0.8
     Profit before tax                         25.1     22.9

   Wessex Water Plc's share                     12.6     11.5

6  Net interest receivable/(payable)

                                               1997      1998
                                                Lm        Lm
   Interest payable
   On bank loans                                (4.5)    (6.0)
   On other loans                               (0.3)    (0.5)
   On finance leases                            (7.0)    (6.5)
   Total interest payable                      (11.8)   (13.0)

   Interest receivable                          14.5      2.7
   Net interest receivable/(payable)             2.7    (10.3)

7  Taxation

a. Taxation on profit on ordinary activities

                                                       1997   1998
                                                        Lm     Lm

   UK corporation tax at 31% (1997 - 33%)              24.9    21.6
   Advance corporation tax utilised relating to
    prior years                                       (14.0)  (13.3)
   Advance corporation tax on dividends for the year    9.8    10.9
   Share of tax charge of associated undertaking        3.3     4.0
                                                       24.0    23.2

   The cumulative amount of advance corporation tax written off of L55.7m (1997 - L58.1m) remains available to reduce future liabilities to UK corporation tax.

   The UK corporation tax charge is reduced by L22.4m (1997 -
   L23.2m) in respect of accelerated capital allowances.

b. Utility tax

   The Finance (No. 2) Act 1997 required the payment of utility tax, which for Wessex Water Plc was L98.9m, and was charged in full in the results to 31 March 1998. The tax is payable in two equal instalments, the first was paid on 1 December 1997 and the second is due on 1 December 1998.

c. Deferred taxation

   No deferred tax has been provided as projections indicate that the potential liability will not crystallise within the foreseeable future. The full potential amount of deferred taxation calculated at 31% (1997 - 33%) on all timing differences is as follows:

                                              1997     1998
                                               Lm       Lm

   Accelerated capital allowances             197.6    208.0
   Other timing differences                    (5.2)    (4.6)
   Advance corporation tax recoverable        (58.1)   (55.7)
                                              134.3    147.7

   Included in accelerated capital allowances are timing differences on infrastructure assets.

8  Dividends

                                                     1997   1998
                                                      Lm     Lm
   On equity shares
   Ordinary shares
   Interim dividend of 6.5p per share (1997 - 5.7p)  12.3   13.8
   Proposed final dividend of 14.1p per share
    (1997 - 12.3p)                                   25.9   30.1
                                                     38.2   43.9

   On non-equity shares
   B ordinary shares
   Total dividend of 0.7785p per share                0.2      -

   C ordinary shares
   Total dividend of 1.26675p per share               0.2      -

   Preference shares
   At 5.3% net for the period 1 April 1997 to
    6 September 1997 and 6.45% net for the period
    7 September 1997 to 31 March 1998                 8.5    9.2

                                                     47.1   53.1

9  Earnings per ordinary share

   The calculation of earnings per ordinary share is based on the profit attributable to shareholders, less the dividend payable on preference shares (and in 1997 on B and C ordinary shares). The weighted average number of ordinary shares used in the calculation is 211.3m (1997 - 214.7m).

                                                      1997    1998

   Earnings per ordinary share                        52.2p    3.7p
   Adjustment for utility tax                            -    46.8p
   Earnings per ordinary share before utility tax     52.2p   50.5p

10 Fully diluted earnings per ordinary share

   The calculation of fully diluted earnings per ordinary share is based on the profit attributable to shareholders, less the dividend payable on preference shares, plus notional interest on outstanding share options, as if they had been exercised on 1 April 1997. The weighted average number of ordinary shares used in the calculation is 214.4m (1997 - 266.3m).

                                               1997   1998

   Fully diluted earnings per ordinary share   43.5p   3.9p
   Adjustment for utility tax                     -   46.1p
   Fully diluted earnings per ordinary share
    before utility tax                         43.5p  50.0p

11 Tangible fixed assets

                                                                   Payments
                                                                  on account
                                               Plant              and assets
                      Freehold     Infra-    machinery            in course
                      land and   structure      and      Other      of con-   Group
                     buildings     assets    vehicles    assets   struction   Total
                         Lm          Lm          Lm        Lm         Lm       Lm
   Cost

   At 1 April 1997      356.5      434.6       355.5      24.9      53.3     1,224.8

   Additions             14.5       25.8        22.3       2.1      50.5       115.2

   Transfers on
    commissioning         0.4       16.4         7.8       4.2     (28.8)          -

   Disposals             (0.3)         -       (16.0)     (3.4)        -       (19.7)

   Grants and contri-
    butions                 -       (4.2)          -         -         -        (4.2)

   At 31 March 1998     371.1      472.6       369.6      27.8      75.0     1,316.1

   Depreciation

   At 1 April 1997       59.0          -       129.6      14.7         -       203.3

   Provision for year     6.5          -        20.8       3.5         -        30.8

   Disposals             (0.1)         -       (13.9)     (3.4)        -       (17.4)

   At 31 March 1998      65.4          -       136.5      14.8         -       216.7

   Net Book Value


   At 31 March 1997     297.5      434.6       225.9      10.2      53.3     1,021.5

   At 31 March 1998     305.7      472.6       233.1      13.0      75.0     1,099.4


   Capital expenditure for the year was L129.9m (1997 - L99.6m) comprising fixed asset additions of L115.2m (1997 - L86.3m) plus infrastructure renewals expenditure of L14.7m (1997 - L13.3m), (see note 19).

   Infrastructure assets comprise a network of systems of mains and sewers, impounding and pumped raw water storage reservoirs, dams, sludge pipelines, sea outfalls, and infrastructure investigations and studies.

   Other assets include furniture and fittings, laboratory and other equipment.

   The net book value of assets held under finance leases is L83.7m (1997 - L85.6m).

   The depreciation charge for the year on assets held under finance leases is L1.9m (1997 - L1.9m).

   The net book value of infrastructure assets at 31 March 1998 is stated after the deduction of grants and contributions amounting to L45.3m (1997 - L41.1m) in order to give a true and fair view (see note 1g).

12 Investments

                                             Associated
                                            undertakings
                                                 Lm
   Fixed asset investments at cost
   At 1 April 1997                              63.6
   Refund of amounts subscribed                 (1.4)
   Additions                                       -
   Share of retained profit                      7.5
   Share of goodwill written off                (0.2)
   At 31 March 1998                             69.5

   The principal subsidiary companies and associated undertakings are listed in note 36.

   The group's share of goodwill written off by Wessex Waste
   Management Ltd relates to the finalisation of the fair value of acquisitions made in previous years.

13 Stock and work in progress

                                                     1997  1998
                                                      Lm    Lm

   Stock                                              0.3   0.3
   Work in progress                                  10.1   0.8
                                                     10.4   1.1

14 Debtors

                                                     1997  1998
                                                      Lm    Lm
   Amounts falling due within one year
   Trade debtors                                     23.0  25.9
   Amounts owed by subsidiary undertakings              -     -
   Infrastructure renewals prepayment (note 19)         -   2.0
   Other debtors                                      4.3   4.8
   Prepayments and accrued income                    25.0  20.7
                                                     52.3  53.4

15 Listed investments

   The market value of listed investments at 31 March 1998 was L2.8m (1997 - L2.1m).

16 Cash investments

                                                          1997  1998
                                                           Lm    Lm

   Cash investments with maturities less than 3 months    40.3   1.1

17 Creditors - amounts falling due within one year

                                                     1997    1998
                                                      Lm      Lm

   Bank overdraft repayable on demand                 3.3     0.4
   Loans repayable                                    1.7    59.9
   Obligations under finance leases                   9.7    11.9
   Payments received on account                      10.6     1.0
   Trade creditors                                    4.4     5.0
   Amounts owed to associated companies                 -     3.7
   Other creditors                                    0.5     0.8
   Corporation tax                                   18.0    18.1
   Advance corporation tax                           45.0    11.5
   Utility tax                                          -    49.5
   Other taxation and social security                 0.8     0.8
   Accruals and deferred income                      59.1    65.6
   Proposed dividend                                 42.9    49.5
                                                    196.0   277.7

   Wessex Water Plc has acted as guarantor for certain borrowing facilities made available to Wessex Water Services
   Ltd. As part of the group's banking arrangements the company has entered into a cross undertaking with Wessex
   Water Services Ltd in relation to that company's overdraft and related facilities.

18 Creditors - amounts falling due after more than one year

                                                          1997     1998
                                                           Lm       Lm

   Loans repayable                  - within 1-2 years     10.9     3.3
                                    - within 2-5 years     40.1    38.2
                                    - after 5 years         1.6       -
                                                           52.6    41.5
   Obligations under finance leases - within 1-2  years    11.6    14.0
                                    - within 2-5 years     49.3    45.7
                                    - after 5 years        10.5       -
   Other                                                    0.4     1.9
                                                          124.4   103.1

   The interest rate on loans outstanding of L41.5m have been swapped into floating rates through a combination of currency and interest rate swaps, the interest rates payable being between 5.9% and 8.3%. There is no exchange rate exposure under the currency swaps.

19 Provisions for liabilities and charges

                     at 1 April                        at 31 March
                        1997      Provided   Utilised      1998
                         Lm          Lm         Lm          Lm

   Pensions              5.3           -        0.1         5.2
   Office relocation       -         2.9          -         2.9
                         5.3         2.9        0.1         8.1

   Infrastructure renewals expenditure is estimated over the period between regulatory reviews and is charged to the profit and loss account, subject to movements in the construction price index, on an even basis.

   A provision is made for the difference between the cumulative actual expenditure and the amount charged to profit and loss. At 31 March 1997 there was a provision of L1.7m for future expenditure.

   During the course of the year this provision was fully utilised as expenditure was L3.7m greater than the charge to profit and loss. The resulting net L2.0m is carried as a debtor.

20 Deferred income

                                                     1997    1998
                                                      Lm      Lm
   Grants and contributions
   At 1 April                                        24.0    23.5
   Received in year                                   0.2     0.1
   Less amortisation                                 (0.7)   (0.7)
   At 31 March                                       23.5    22.9

21 Called up share capital

                                                           1997    1998
                                                            Lm      Lm
   Authorised
   346,666,670 ordinary shares of 60p each
    (1997 - 300,000,000)                                   180.0   208.0
   Nil B ordinary shares of 60p each (1997 - 33,333,335)    20.0       -
   Nil C ordinary shares of 60p each (1997 - 13,333,335)     8.0       -
   310,000,000 50p redeemable preference shares
    (1997 - 310,000,000)                                   155.0   155.0
                                                           363.0   363.0
   Allotted and Fully Paid
   212,677,552 ordinary shares of 60p each
    (1997 - 209,507,244)                                   125.7   127.6
   308,984,402 50p redeemable preference shares
    (1997 - 308,984,402)                                   154.5   154.5
                                                           280.2   282.1

a. On 10 September 1997 the authorised but unissued B and C ordinary shares were redesignated as 46,666,670 authorised ordinary shares of 60p each.

b. Preference shares are redeemable by the company at par in four equal tranches on the dividend payment date in each of the years 1998, 1999, 2000 and 2001. The preference dividend is paid annually in arrears at a gross dividend rate, fixed in advance, of 12 month LIBOR plus one half per cent. Preference shares have priority on winding up, but are non voting unless a resolution is proposed to vary their rights.

c. On 7 April 1997 295,403 ordinary shares were issued at L3.71 per share and on 1 October 1997 1,063,864 ordinary shares were issued at L4.60 per share. These shares were issued to existing shareholders in lieu of a cash dividend.

d. During the year 546,909 ordinary shares were issued at prices between L0.86 and L2.80 per share under the savings related share option scheme. 1,126,734 ordinary shares were issued at prices between L1.39 and L3.68 per share under the executive share option scheme and 137,398 ordinary shares at L4.84 per share under the profit sharing scheme. These issues resulted in a share premium on allotment of L3,417,511.

e. The company had the following share schemes for employees:

   i A profit sharing scheme whereby employees can apply for free shares and purchase shares which are matched by the company up to a set limit. The cost of the free and matching shares is written off to profit and loss in the year of issue. Employees are entitled to all dividends on the shares.

      At 31 March 1998 452,623 ordinary shares of the company were held by Wessex Water Trustee Company Ltd on behalf of employees who were beneficially entitled to the shares under this scheme. The market value of the shares at 31 March 1998 was L2,346,850.

      W N Hood and C F Skellett are directors of Wessex Water
      Trustee Company Ltd.

   ii A savings-related share option scheme, based on SAYE contracts, under which options were granted between August 1991 and August 1997, at prices between L1.47 and L3.58 per share. At 31 March 1998 there were options outstanding in respect of 2,367,465 shares, exercisable between 1 April 1998 and 28 February 2005.

      The directors' holdings under this scheme are shown below.

                                           C F                  E J     N A W
      Date of grant     Price  W N Hood  Skellett  C J Bishop  Gawith  Wheatley

      12 August 1992    L1.90   4,736     4,736      4,736      4,736    3,946
      31 August 1994    L2.48       -         -          -          -    1,392
      21 July 1995      L2.31   5,064     4,480      5,064      4,480    2,987
      At 31 March 1997          9,800     9,216      9,800      9,216    8,325
      6 August 1997     L3.58   2,178     1,927      2,178      2,178    1,927
      Exercised                     -         -          -          -   (3,946)
      At 31 March 1998         11,978    11,143     11,978     11,394    6,306

      The options exercised by N A W Wheatley were granted at L1.90. If the shares had been sold on the day of exercise at the market price of L4.895, there would have been a gain of L11,818, subject to taxation.

  iii An executive share option scheme whereby options outstanding in respect of 762,116 ordinary shares were granted at prices between L1.85 and L3.16 per share. These options are exercisable between 1 April 1998 and 1 August 2004. The directors' holdings under this scheme, exercisable between 3 and 10 years after the date of each grant, are shown below.

                                              C F                  E J       N A W
      Date of grant      Price   W N Hood   Skellett  C J Bishop  Gawith    Wheatley

      3 July 1990        L1.39    38,848          -          -         -          -
      28 February 1991   L2.09    23,864     23,864     14,318     7,160     31,026
      5 August 1991      L1.80         -          -     16,446         -          -
      10 January 1992    L1.85    82,278     82,262     12,344    10,284     41,146
      26 March 1993      L3.16    70,000     60,000     20,000    10,000     50,000
      2 August 1994      L3.13    50,000     35,600     40,000    20,000     45,200
      At 31 March 1997           264,990    201,726    103,108    47,444    167,372
      Exercised                 (197,490)  (106,126)   (43,108)  (39,944)  (143,572)
      At 31 March 1998            67,500     95,600     60,000     7,500     23,800

      The share options exercised were granted at prices between L1.39 and L3.16. If the shares had been sold on the day of exercise at the market price the gain, subject to taxation, would have been:
      W N Hood L520,259; C F Skellett L311,001; C J Bishop L130,608; E J Gawith L93,592 and N A W Wheatley L342,836.

      Certain of the above options were granted at an alternative discounted exercise price, dependent upon earnings per share increasing by 2% per annum above RPI over the 5 years preceding the date of exercise.

                      Discounted               C F      C J     E J     N A W
      Date of grant  option price  W N Hood  Skellett  Bishop  Gawith  Wheatley

      26 March 1993      L2.69      17,500    15,000   16,110   2,500   12,500
      2 August 1994      L2.66      12,500     8,900   10,000   5,000   11,300

   iv A long term incentive plan whereby ordinary shares are conditionally awarded to employees, and released dependent upon the achievement of the performance criteria set for the group. At 31 March 1998 175,725 (1997 - 95,306) shares have been conditionally awarded with award dates of 1 October 1999 and 4 September 2000. The directors' holdings under this scheme were:

                                                                           N A W
      Conditional award  W N Hood  C F Skellett  C J Bishop  E J Gawith  Wheatley


       2 October 1996     16,973      15,388        8,486      7,468     13,295
      10 September 1997   13,080      11,898        7,172      7,172     10,379
                          30,053      27,286       15,658     14,640     23,674

      The quoted share price of ordinary shares at 31 March 1998 was L5.185 and during the year varied between L3.625 and L5.485.

f. The beneficial interests of the directors, including shares held in trust, together with those of their families, in the shares of the company were:

                       31 March 1997          31 March 1998          8 June 1998
                   ordinary  preference   ordinary  preference   ordinary  preference

   W N Hood         79,338     32,692      127,004   32,692       127,004   32,692
   C F Skellett     45,460     14,115       72,664   14,115        65,864   14,115
   C J Bishop       10,121      4,952       29,103    4,952        29,445    4,952
   E J Gawith       27,029     37,375       51,106   37,659        50,906   37,659
   N A W Wheatley   42,879     50,946       32,039      133        32,039      133
   P A Barrett       2,500          -        2,566        -         2,597        -
   Sir Terry Heiser  1,666      2,000        1,666    2,000         1,666    2,000
   R D Kent         12,869     15,444       12,869   15,444        12,869   15,444

   No director, including E G Falkman and Lord McGowan, had any other interest in the shares of the company or any other group company.

22 Reserves

                                     Capital     Share     Profit
                                    redemption  premium    & loss
                                     reserve    account   account
                                        Lm        Lm         Lm

   At 1 April 1997                     30.5      22.4      506.5
   Shares issued                          -       3.4          -
   Shares issued from scrip dividends     -         -        5.2
   Issue costs                            -      (0.1)         -
   Goodwill written off                   -         -       (0.2)
   Foreign exchange adjustment            -         -       (0.2)
   Transfer to reserves                   -         -      (36.2)
   At 31 March 1998                    30.5      25.7      475.1

   Group profit and loss account includes the group's share of post acquisition reserves of associated undertakings of (L93.9m), (1997 - (L101.3m)). These comprise retained profits of L40.6m (1997 - L33.0m) less accumulated goodwill written off amounting to L134.5m (1997 - L134.3m).

23 Reconciliation of movements in shareholders' funds

                                                     1997     1998
                                                      Lm       Lm
   Profit attributable to shareholders               121.0    16.9
   Dividends                                         (47.1)  (53.1)
                                                      73.9   (36.2)

   Share capital issued                                1.5    7.1
   Repurchase of ordinary shares                    (220.1)     -
   Share premium created                               4.1    3.3
   Goodwill written off                               (0.7)  (0.2)
   Foreign exchange adjustment                         0.1   (0.2)
   Net (reduction)/addition to shareholders' funds  (141.2) (26.2)

   Opening shareholders' funds                       980.8  839.6

   Closing shareholders' funds                       839.6  813.4

   Non-equity interests in preference shares within shareholders' funds are L154.5m (1997 - L154.5m).

24 Reconciliation of operating profit to net cash inflow from operating activities

                                                       1997    1998
                                                        Lm      Lm

   Operating profit                                   129.7   137.8
   Depreciation of tangible fixed assets               29.0    30.8
   Amortisation of grants and contributions            (0.7)   (0.7)
   Provisions and infrastructure renewals              (1.9)    0.8
   Loss on disposals of fixed assets                    0.8     1.5
   (Increase)/decrease in stock and work in progress   (0.7)    9.3
   Increase in debtors                                 (1.3)   (4.1)
   Decrease in creditors                               (8.7)  (10.0)
                                                      146.2   165.4

25 Returns on investments and servicing of finance

                                                       1997   1998
                                                        Lm     Lm

   Interest received                                   15.7    7.5
   Interest paid                                       (4.8)  (6.2)
   Dividends paid on non-equity shares                 (9.8)  (8.2)
   Interest element of finance lease rental payments   (6.8)  (6.4)
                                                       (5.7) (13.3)

26 Capital expenditure and financial investment

                                               1997     1998
                                                 Lm      Lm

   Purchase of tangible fixed assets           (82.0)  (105.9)
   Sale of tangible fixed assets                 1.1      0.8
   Connection charges, grants and deferred
    income received                              5.4      4.3
                                               (75.5)  (100.8)

27 Acquisitions and disposals

                                                 1997    1998
                                                  Lm      Lm

   Investment in associated undertaking            -      1.4

28 Management of liquid resources

                                               1997    1998
                                                Lm      Lm

   Cash investments                            169.0   40.3
   Cash repayable on demand within 24 hours     (8.1)     -
                                               160.9   40.3

29 Financing

                                               1997     1998
                                                Lm       Lm

   Issue of ordinary share capital               3.1    4.0
   Loans and finance leases                     (8.3)  37.6
   Loans from associated companies                 -    3.7
   Repurchase of ordinary shares              (184.7)     -
                                              (189.9)  45.3

30 Movement in net debt

                                        at 1 April             at 31 March
                                           1997     Cash Flow      1998
                                            Lm         Lm           Lm

   Bank overdraft                          (3.3)       2.9        (0.4)
   Cash investments                        40.3      (39.2)        1.1
   Loans and finance leases repayable
    within one year                       (11.4)     (60.4)      (71.8)
   Loans and finance leases repayable
    after one year                       (124.0)      22.8      (101.2)
   Amounts owed to associated companies       -       (3.7)       (3.7)
                                          (98.4)     (77.6)     (176.0)

31 Commitments

a. Operating lease payments under leases on land and buildings due within the next year in respect of leases which expire:

                                           1997      1998
                                            Lm        Lm

   Between 2 and 5 years                      -       0.2
   Over 5 years                             0.2       0.2
                                            0.2       0.4

b. At 31 March 1998 the group had interest rate and currency instrument agreements outstanding with commercial banks with a principal value of L114.8m (1997 - L283.8m).

c. Capital expenditure contracted but not provided at 31 March 1998 was L47.2m (1997 - L62.0m).

32 Contingent liabilities

   Wessex Water Plc has provided guarantees on loan notes and performance bonds on behalf of Wessex Waste Management Ltd, the maximum liability at 31 March 1998 was L4.2m.

   Wessex Water Plc has provided performance guarantees on behalf of SC Technology AG on the tendering for contracts, the maximum liability at 31 March 1998 was L2.9m.

33 Pensions

   The defined benefit schemes operated by the group, which cover the majority of staff, are the Wessex Water Pension Scheme ("WWPS"), the Wessex Water Mirror Image Pension Scheme ("WWMIS") and the Wessex Water Executive Pension Scheme ("WWEPS"). The assets are held in separate trustee administered funds. The pension cost charged to the profit and loss account has been determined on the advice of independent qualified actuaries and is such as to spread the cost of pensions over the service lives of the members of the schemes.

   The pension cost for the year, including amounts set aside for early retirees, was L4.3m (1997 - L4.0m).

   The latest actuarial valuations for WWPS, WWMIS and WWEPS were undertaken as at 31 March 1996. The projected unit method was used for the WWPS valuation and the attained age method for the WWMIS and WWEPS valuations. The assumptions which have the most significant effect on the results of a valuation are those relating to the rate of return on investments and the rates of increase in salaries and pensions. It was assumed that the investment returns would be 8% per annum for all schemes, that salary increases would average 6% per annum in the WWPS and WWMIS, and 7.5% in the WWEPS, and that present and future pensions would increase at the rate of 3.75% per annum in the WWPS and WWEPS, and 4% per annum in the WWMIS. The same actuarial methods and assumptions were used for assessing pension costs. The market value of the WWPS assets as at 31 March 1996 was L84.8m, for WWMIS L33.9m and for WWEPS L1.6m. The valuation showed that the actuarial value of the assets at 31 March 1996 represented 103%, 110% and 105% of the actuarial value of the accrued benefits for the WWPS, WWMIS and WWEPS respectively.

   The next actuarial valuation will be as at 31 March 1999.

34 Related party transactions

a. A director of SC Technology AG owns certain of the assets at the company's operation in Biel, Switzerland, for which a charge was made to SC Technology AG of L0.2m in the year.

b. At 31 March 1998 a loan of L3.7m had been received from Wessex
   Waste Management Ltd. Other transactions with the associated undertaking are disclosed in note 12.

35 Wessex Water Services Ltd - dividend policy

   The policy adopted by the board of Wessex Water Services Ltd is to declare ordinary dividends of two thirds of the historic profit attributable to shareholders, subject to a current cost ordinary dividend cover of one, plus an amount equal to the charge for utility tax.

36 Principal subsidiary companies and associated undertakings

a. Subsidiary companies

   Wessex Water Plc owns 100% of the issued ordinary share capital of each subsidiary company.

                                Country of
                               incorporation
       Company                 and operation     Principal activities

   Wessex Water Services Ltd   United Kingdom   Water supply and waste
                                                 water services
   Wessex Water Trustee        United Kingdom   Trustee of employee
    Company Ltd                                  share scheme
   Wessex Water BV             Netherlands      Financial services
   SC Technology AG            Switzerland      Waste treatment processes

   Other subsidiary companies are dormant or not material to the group.

b. Associated undertakings

                                            Proportion of
                          Class of          issued shares     Principal
       Company           shares held            held          activities

   Wessex Waste           B shares           50 per cent   Waste management
    Management Ltd        of L1 each

   Brunel Insurance   i.  Management shares  50 per cent
    Company Ltd           of L1 each

                      ii. Funding shares     53 per cent  Insurance
                          of L1 each -
                          50p paid

   The interests in the associated undertakings are held directly by Wessex Water Plc. Wessex Waste Management Ltd is incorporated and operates in the United Kingdom, and Brunel
   Insurance Company Ltd in Guernsey.

37 Subsequent events

a. On Friday 24 July 1998 Enron Corp. ("Enron") of Houston, Texas, United States, made a cash offer of 630p per share for the shares in Wessex Water Plc. This offer was recommended to the shareholders by the Board of Wessex Water Plc.

   Enron is one of the world's leading integrated electricity and natural gas companies, with approximately US$24 billion energy-related assets.

   The offer ran to 28 August 1998, but was extended to 18 September
   1998 to allow the Secretary of State for Trade and Industry to consider if there should be an investigation by the Monopolies and Mergers Commission ("MMC"). On 10 September 1998 it was announced that there would be no reference to the MMC.

   On 21 September 1998 Enron announced that the offer had become unconditional, having received by 18 September 1998 acceptances representing 87.2 per cent of all ordinary shares. On 2 October 1998, Enron announced that it had received acceptances representing more than 90 per cent of all ordinary shares.

b. Following the offer by Enron the Scrip Dividend Offer on the 1997/98 final dividend of 14.1 pence was extended.

   Scrip dividends do not attract Advance Corporation Tax ("ACT"). The 1997/98 tax charge assumed that shareholders in respect of 16.5m shares would elect for scrip dividends which would attract no ACT. Following the extension of the scrip dividend offer, shareholders in respect of 153.5m shares elected for scrip dividends, and as a result there will be an ACT credit in 1998/99 of L4.8m.

c. At the Annual General Meeting on 29 July 1998 ordinary and preference shareholders voted to allow the company to offer to redeem all preference shares in September 1998, rather than the 25% redemption previously in place.

   As a result 180.6m preference shares were redeemed in September 1998, compared with an expectation of 77.2m under the original redemption rules.

d. On 7 September 1998 Wessex Water Plc and Waste Management
   International Plc ("WMI") announced the signing of a letter of intent for WMI to purchase from Wessex Water Plc its 49% holding in Wessex Waste Management Ltd, the joint venture waste management company operating as UK Waste.

   The cash consideration is L205m and is conditional upon the Enron offer for Wessex becoming unconditional (now fulfilled) and approval of the WMI shareholders, or WMI board if a High
   Court Scheme of Arrangement has taken place.

e. P A Barrett, E G Falkman, Lord McGowan and Sir Terry Heiser resigned as directors of Wessex Water Plc on 16 October
   1998, R D Kent resigned as a director on 23 September 1998.

38 Summary of differences between UK generally accepted accounting principles and US generally accepted accounting principles

   The group's consolidated financial statements have been prepared in accordance with UK GAAP, which differs in certain significant respects from US GAAP. The effect of the application of US GAAP to net income and shareholders' equity is set out in the tables below.

   Reconciliation of profit to US GAAP:

                                                   For the year ended 31
                                                          March
                                             Notes     1997    1998
                                                        Lm      Lm

   Net income under UK GAAP                           121.0    16.9

   US GAAP adjustments
   Goodwill amortisation                        a      (0.7)   (0.7)
   Goodwill amortisation - associated company   a      (3.4)   (3.3)
   Infrastructure renewal costs                 b       9.6     9.9
   Depreciation of infrastructure assets        c      (6.7)   (7.1)
   Capitalisation of interest                   d       3.7     5.1
   Amortisation of capitalised interest         d      (1.0)   (1.2)
   Deferred taxes - application of FAS 109      e     (31.0)  (13.5)
   Deferred tax on US GAAP adjustments          e      (2.5)   (1.7)
   Other                                        h       1.8     2.9
   Net income under US GAAP                            90.8     7.3

   Less - dividend on redeemable
    preference shares                           f      (8.5)   (9.2)

   Income (loss) available to common
    shareholders                                       82.3    (1.9)

   Basic earnings (loss) per share under
    US GAAP (pence)                             i      38.1    (0.9)
   Dilutive earnings (loss) per share
    under US GAAP (pence)                       i      32.3    (0.9)

   Reconciliation of shareholders' equity:

                                                  For the year ended 31
                                                           March
                                             Notes     1997     1998
                                                        Lm       Lm

   Shareholders' equity under UK GAAP                 839.6     813.4

   US GAAP Adjustments

   Goodwill recognition                         a      14.5      14.5
   Goodwill amortisation                        a      (0.8)     (1.5)
   Goodwill recognition - associated company    a     134.3     134.5
   Goodwill amortisation - associated company   a     (15.1)    (18.4)
   Infrastructure renewal costs                 b      78.1      88.0
   Depreciation of infrastructure assets        c     (41.0)    (48.2)
   Capitalisation and amortisation of interest  d      33.4      37.3
   Deferred tax on US GAAP adjustments          e     (26.4)    (28.0)
   Deferred taxes - application of FAS 109      e    (140.1)   (153.6)
   Redeemable preferred stock                   f    (154.5)   (154.5)
   Dividends                                    g      25.9      30.1
   Other                                        h       9.1      13.1
   Shareholders' equity under US GAAP                 757.0     726.7

a. Goodwill

   Under UK GAAP, on the acquisition of a business, fair values are attributed to the group's share of the net tangible assets. Where the cost of acquisition exceeds the values attributable to such net assets, the difference is treated as purchased goodwill, which, through 31 March 1998, was written off directly to reserves in the year of acquisition. Under US GAAP, goodwill arising from the acquisition of a business should be held as an intangible asset in the balance sheet and amortised over its expected useful life, estimated to be 40 years for UK Waste and 20 years for SC Technology. In addition, its carrying value will be reviewed annually for permanent diminution in value.

b. Infrastructure renewals costs

   Under UK GAAP, the group's expenditure on maintaining the operating capability of the network of water and wastewater systems is charged as an operating cost. Under US GAAP, the enhancement element of the cost is capitalised and depreciated in accordance with the paragraph below. The repair element of the cost is expensed as incurred.

   The timing of the investment programme and other operational considerations may result in uneven patterns of infrastructure renewals expenditure. Under UK GAAP, charges to the profit and loss account are adjusted by way of accruals or prepayments, as appropriate, to take account of any significant fluctuations between actual and planned expenditure. Under US GAAP, repair costs are expensed as incurred.

c. Depreciation of infrastructure assets

   Depreciation is not provided on infrastructure assets in the group's consolidated financial statements prepared under UK GAAP because the network of systems is required to be maintained in perpetuity and therefore has no finite economic life. Expenditure on maintaining the operating capability of the network in accordance with defined standards of service are charged as an operating cost. Under US GAAP, depreciation is required to be charged on all assets, excluding land, and infrastructure assets are written off in equal annual instalments over a period of 85 years, being the estimated economic life under US GAAP.

d. Capitalisation of interest

   Under UK GAAP, the capitalisation of interest is not required.
   Under US GAAP, interest is required to be capitalised on qualifying assets during the time required to prepare them for their intended use. The capitalised interest should be amortised over the life of the asset.

e. Deferred taxes

   Under UK GAAP the group provides for deferred tax in respect of the tax attributable to timing differences only to the extent that such timing differences are expected to reverse in the foreseeable future. US GAAP requires recognition of all deferred tax assets and liabilities for temporary differences using enacted tax rates in effect at the year-end in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). A valuation allowance is posted to the extent that it is more likely than not that all or part of the deferred tax asset will not be realised. Deferred tax assets are also recognised for operating loss carry-forwards. Deferred tax has also been calculated in respect of the US GAAP adjustments.

f. Redeemable preferred stock

   Under US GAAP all issues of mandatorily redeemable stock are excluded from the shareholders' equity section of the balance sheet and presented separately. Dividends on such shares are excluded from net income.

g. Ordinary dividends

   Under UK GAAP, final ordinary dividends and the related UK
   ACT are recognised in the financial year in respect of which they are recommended by the Board of directors for approval by shareholders. ACT is accounted for by the company as a tax charge in the current year. Under US GAAP dividends are recognised only when they are irrevocable. Hence, such dividends and tax are not recognised until formally declared by the Board of directors. The ACT charge is set off by its corresponding deferred tax asset, created under US GAAP, and therefore has no effect on net income and shareholders' equity.

h. Other

   There are also differences between UK and US GAAP in relation to pension schemes, stock option plans, investments in marketable securities and the provision for office relocation. None of these differences are individually material and they are therefore shown as a combined total.

i. Earnings per share

   Under UK GAAP, primary EPS is based on the weighted average number of ordinary shares outstanding during the period. Earnings per share is the profit in pence attributable to each equity share, based on the profit of the period after tax, minority interests and extraordinary items, divided by the number of equity shares issued and ranking for dividend in respect of that period. This method is also used for basic EPS under US GAAP.

   Under UK GAAP, the calcuation of fully diluted earnings per ordinary share is based on the profit attributable to share-holders, less the dividend payable on preference shares, plus notional interest on outstanding share options, as if they had been exercised on 1 April 1997. Under US GAAP, diluted earnings per share must also be disclosed. Diluted earnings or loss per share is determined by dividing the net earnings or loss by the sum of (1) the weighted average number of common shares outstanding and (2) if not anti-dilutive, the effect of outstanding warrants and stock options determined utilising the treasury stock method. Under this method, the funds that would be received from the exercise of options are assumed to be utilised in reacquiring shares. The potential dilution caused by the exercise of share options therefore represents the difference between the number of shares that would be issued on the exercise of the option and the theoretical number of shares that could be reacquired utilising the funds received.

   Earnings per share computed in accordance with US GAAP has been based on the following number of shares:

                                   For the year ended 31 March
                                          1997      1998
                                         Number    Number
                                          (m)       (m)

   Weighted average number of shares
    under US GAAP - basic EPS            214.7     211.3
   Common stock equivalents - dilutive
    share options                         40.1         -
   Weighted average number of shares
    under US GAAP - diluted EPS          254.8     211.3

j. Cash flow information

   Under UK GAAP, the group complies with Financial Reporting
   Standard 1 (revised) "Cash Flow Statements" ("FRS 1"), the objective and principles of which are similar to those set out in Statement of Financial Accounting Standards No. 95 "Statement of Cash Flows" ("FAS 95"). The principal difference between the two standards is in respect of classification. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure, and financial investment, acquisition and disposals, equity dividends paid, management of liquid resources and financing. Under US GAAP, only three categories of cash flow activity are reported: operating activities, investing activities and financing activities.

   Under UK GAAP cash paid or received for interest and income taxes is presented separately from operating activities and dividends paid are presented separately from financing activities. Under US GAAP cash flows from operating activities are based on net income which includes interest and income taxes. Under US GAAP dividends paid would be included within financing activities. Under UK GAAP, cash is defined as cash in hand and deposits repayable on demand. The US GAAP cash flow statement reports changes in cash and cash equivalents which includes short-term highly liquid investments with an original maturity of three months or less but excludes bank overdrafts.

   Under a US GAAP presentation the following amounts would have been reported:

                                            For the year ended 31 March
                                                     1997    1998
                                                      Lm      Lm

   Net cash provided by operating activities         126.9   50.0
   Net cash used in investing activities            (75.5)  (99.4)
   Net cash (used in) provided by  financing
    activities                                     (220.4)   10.2
   Net decrease in cash and cash equivalents       (169.0)  (39.2)
   Cash and cash equivalents at beginning of year   209.3    40.3
   Cash and cash equivalents at end of year          40.3     1.1

39 UK Company Law Requirements (unaudited)

   The directors are required by UK company law to prepare financial statements for each financial year that give a true and fair view of the state of affairs of the company and the group as at the end of the financial year and of the profit or loss of the group for that period.

   The directors confirm that suitable accounting policies have been used and applied consistently, and reasonable and prudent judgements and estimates have been made in the preparation of the financial statements for the year ended 31 March 1998. The directors also confirm that applicable accounting standards have been followed.

   The directors are responsible for keeping proper accounting records, for safeguarding the assets of the company and of the group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

    UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


   The following unaudited pro forma consolidated financial statements reflect the acquisition by Enron Corp. ("Enron") of Wessex Water Plc ("Wessex") on October 2, 1998. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Enron included in its Annual Report on Form 10-K for the year ended December 31, 1997, Enron's Quarterly Report on
Form 10-Q for the quarter ended June 30, 1998, and the historical financial statements of Wessex included elsewhere in this Form 8-K/A. The pro forma adjustments are based on current information about Wessex's net assets and results of operations.

   On July 24, 1998, Enron announced an all cash offer, which was unanimously recommended by the board of directors of Wessex, for all outstanding ordinary shares of Wessex (the "Offer"), a water and wastewater services company based in southwestern England. The Offer, which was made by Enron Water (Europe) Plc, an indirectly wholly-owned subsidiary of Enron and a public limited company organized under the laws of England and Wales ("EWE"), was made on the basis of British Pounds 6.30 for each ordinary share outstanding and valued the ordinary share capital of Wessex, on a fully diluted basis, at approximately British Pounds
1.4 billion (approximately US$2.2 billion based on then applicable exchange rate). The Offer was made subject to certain regulatory and other customary conditions.

   On October 2, 1998, Enron announced that it had received valid acceptances of the Offer by EWE for Wessex in respect of more than 90 percent of Wessex's issued ordinary share capital. On the same date, EWE made payment for 91.9 percent of Wessex's issued ordinary share capital. Further, on October 2, 1998, Enron issued notices to those Wessex ordinary shareholders who had not already accepted the Offer, informing them that it intended to exercise its rights under section 429 of the Companies Act 1985 (as amended) to acquire compulsorily all the outstanding ordinary shares of Wessex. The compulsory share acquisition is expected to be consummated in November 1998.

   Enron contributed US$1.8 billion to the acquisition of Wessex. The remaining purchase price was funded by debt incurred by subsidiaries which is guaranteed by Enron.

   Wessex presents its financial statements based on UK
GAAP denominated in British pounds sterling. The financial statements have been converted to US GAAP and US dollars for the purposes of the following pro forma presentation. Wessex's balance sheet denominated in British pounds sterling was translated to US dollars at the rate of 1.6677, which was the exchange rate at June 30, 1998. British pounds sterling amounts in the income statement were translated at the rate of 1.6533 for the six months ended June 30, 1998 and
1.6476 for the year ended December 31, 1997, which were the average exchange rates for the respective periods combined.

   The following unaudited pro forma consolidated financial statements have been prepared as if the acquisition of Wessex had taken place on June 30, 1998, in the case of the pro forma consolidated balance sheet, and as of January 1, 1997 for the consolidated pro forma income statements for the six months ended June 30, 1998 and the year ended December 31, 1997. Enron will account for the acquisition as a purchase for financial reporting purposes. Accordingly, the purchase price has been allocated to the assets and liabilities based upon the estimated fair value as of the acquisition date. The allocation of purchase price is preliminary. Management does not anticipate that the final allocation will materially affect the company's equity in earnings of this unconsolidated subsidiary.

   Although Enron currently owns more than 50 percent of the subsidiary which acquired Wessex, the subsidiary is being presented under the equity method because management is actively pursuing the sale of 50 percent of this entity and expects the completion of the sale prior to year-end.

   These unaudited pro forma financial statements should be read in conjunction with the notes thereto and with the historical financial statements and related notes of Enron and Wessex. The unaudited pro forma financial statements have been prepared based upon assumptions deemed appropriate by management and are for informational purposes only and are not necessarily indicative of the actual or future results of operations or financial conditions that would have been achieved had the acquisition occurred at the dates assumed.

                                ENRON CORP.
              UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               JUNE 30, 1998
                               (In Millions)
                                (Unaudited)



                                         Historical   Adjustments   Pro Forma
ASSETS

Current Assets
  Cash and cash equivalents               $   175      $    -        $   175
  Trade receivables                         2,815           -          2,815
  Other receivables                           703           -            703
  Assets from price risk management
   activities                               2,971           -          2,971
  Other                                       814           -            814
     Total Current Assets                   7,478           -          7,478

Investments and Other Assets
  Investments in and advances to
   unconsolidated subsidiaries              2,761       1,832(A)       4,593
  Assets from price risk management
   activities                               2,536           -          2,536
  Goodwill                                  1,884           -          1,884
  Other                                     4,091           -          4,091
     Total Investments and Other Assets    11,272       1,832         13,104

Property, Plant and Equipment, at cost     14,318           -         14,318
  Less accumulated depreciation,
   depletion and amortization               4,810           -          4,810
     Net Property, Plant and Equipment      9,508           -          9,508

Total Assets                              $28,258      $1,832        $30,090




The accompanying notes are an integral part of these consolidated financial statements.

                                ENRON CORP.
              UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               JUNE 30, 1998
                               (In Millions)
                                (Unaudited)



                                            Historical   Adjustments   Pro Forma
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
  Accounts payable                           $ 2,730      $    -        $ 2,730
  Liabilities from price risk management
   activities                                  2,739           -          2,739
  Other                                          920           -            920
     Total Current Liabilities                 6,389           -          6,389

Long-Term Debt                                 6,989       1,832(B)       8,821

Deferred Credits and Other Liabilities
  Deferred income taxes                        2,052           -          2,052
  Liabilities from price risk management
   activities                                  2,252           -          2,252
  Other                                        1,707           -          1,707
     Total                                     6,011           -          6,011

Minority Interests                             1,089           -          1,089

Company-Obligated Preferred Securities
 of Subsidiaries                                 993           -            993

Shareholders' Equity
  Second preferred stock, cumulative, no
   par value                                     132           -            132
  Common stock, no par value                   5,084           -          5,084
  Retained earnings                            2,051           -          2,051
  Cumulative foreign currency translation
   adjustment                                   (159)          -           (159)
  Common stock held in treasury                 (247)          -           (247)
  Other (including Flexible Equity Trust)        (74)          -            (74)
     Total                                     6,787           -          6,787

Total Liabilities and Shareholders' Equity   $28,258      $1,832        $30,090




The accompanying notes are an integral part of these consolidated financial statements.

                                ENRON CORP.
             UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                  FOR THE SIX MONTHS ENDED JUNE 30, 1998
                  (In Millions, Except Per Share Amounts)
                                (Unaudited)


                                            Historical   Adjustments   Pro Forma

Revenues                                    $12,239        $    -       $12,239
Costs and Expenses
  Cost of gas, electricity and other
   products                                  10,087             -        10,087
  Operating expenses                          1,007             -         1,007
  Oil and gas exploration expenses               60             -            60
  Depreciation, depletion and amortization      372             -           372
  Taxes, other than income taxes                103             -           103
  Contract restructuring charge                   -             -             -
                                             11,629             -        11,629

Operating Income                                610             -           610
Other Income and Deductions
  Equity in earnings of unconsolidated
   subsidiaries                                 153            33 (C)       186
  Gains on sales of assets and investments        4             -             4
  Other income, net                              49             -            49
Income Before Interest, Minority
 Interests and Income Taxes                     816            33           849
Interest and Related Charges, net               264            47 (D)       311
Dividends on Company-Obligated Preferred
 Securities of Subsidiaries                      39             -            39
Minority Interests                               44             -            44
Income Tax Expense (Benefit)                    110           (16)(E)        94
Net Income                                      359             2           361
Preferred Stock Dividends                         9             -             9
Earnings on Common Stock                    $   350        $    2       $   352

Earnings Per Share of Common Stock
  Basic                                     $  1.12        $ 0.01       $  1.13
  Diluted                                   $  1.06        $ 0.01       $  1.07

Average Number of Common Shares Used in
 Computation
  Basic                                         312           312           312
  Diluted                                       338           338           338





The accompanying notes are an integral part of these consolidated financial statements.

                                ENRON CORP.
             UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
                   FOR THE YEAR ENDED DECEMBER 31, 1997
                  (In Millions, Except Per Share Amounts)
                                (Unaudited)


                                          Historical   Adjustments   Pro Forma

Revenues                                   $20,273       $    -       $20,273
Costs and Expenses
  Cost of gas, electricity and other
   products                                 17,311              -      17,311
  Operating expenses                         1,406              -       1,406
  Oil and gas exploration expenses           102              -         102
  Depreciation, depletion and amortization     600              -         600
  Taxes, other than income taxes               164              -         164
  Contract restructuring charge                675              -         675
                                            20,258              -      20,258

Operating Income                                15              -          15
Other Income and Deductions
  Equity in earnings of unconsolidated
   subsidiaries                                216            (70)(F)     146
  Gains on sales of assets and investments     186              -         186
  Other income, net                            148              -         148
Income (Loss) Before Interest, Minority
 Interests and Income Taxes                    565            (70)        495
Interest and Related Charges, net              401            100 (D)     501
Dividends on Company-Obligated Preferred
 Securities of Subsidiaries                     69             -           69
Minority Interests                              80             -           80
Income Tax Expense (Benefit)                   (90)          (35)(E)     (125)
Net Income (Loss)                              105          (135)         (30)
Preferred Stock Dividends                       17             -           17
Earnings (Loss) on Common Stock            $    88        $ (135)     $   (47)

Earnings (Loss) Per Share of Common Stock
  Basic                                    $  0.32        $(0.49)     $ (0.17)
  Diluted                                  $  0.32        $(0.49)     $ (0.17)

Average Number of Common Shares Used in
 Computation
  Basic                                        272           272          272
  Diluted                                      277           277          277


The accompanying notes are an integral part of these consolidated financial statements.

                           ENRON CORP.

   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



(A) To reflect Enron's investment and advances to the subsidiary that holds the investment in Wessex.

(B) To reflect the debt issued by Enron to fund the investment and advances pertaining to the acquisition. For pro forma purposes, the borrowings have been reclassified as long-term debt based upon the availablity of committed credit facilities with expiration dates exceeding one year.

(C) To reflect the pro forma equity in the earnings for the six-month period ended June 30, 1998. It is derived by combining the unaudited net income of Wessex for the six months ended June 30, 1998 and adjusting for an appropriate amount of goodwill amortization and interest expense. The pro formas include a preliminary goodwill amount of $1.1 billion that is being amortized over a 40-year period.

(D) To reflect the pro forma interest expense on the debt issued by Enron to fund the investment and advances pertaining to the acquisition. The interest rate used is either Enron's weighted-average short-term interest rate or, where applicable, the underlying contractual rate.

(E) To reflect the pro forma income tax benefit (35%) associated with the pro forma interest expense.

(F) To reflect the pro forma equity in the earnings for the year ended December 31, 1997. It is derived by combining the audited net income of Wessex for the year ended March 31, 1998 adjusting for an appropriate amount of goodwill amortization and interest expense. The equity in earnings amount for the year ended December 31, 1997 includes a one-time utility tax offset of $163 million. Exclusive of the tax, equity in earnings would have been $93 million, and Enron's pro forma basic and diluted EPS would have increased to $0.42.

                           SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                               ENRON CORP.
                               (Registrant)


Date:  November   , 1998    By: /s/ Richard A. Causey
                                Richard A. Causey
                                Senior Vice President and Chief
                                 Accounting, Information and
                                 Administrative Officer
                                (Principal Accounting Officer)